UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2023

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31921	36-3972986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9900 West 109th Street
Suite 100
Overland Park, KS 66210
(Address of principal executive offices)
(913) 344-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01    Other Events.

On April 4, 2023, Compass Minerals International, Inc., a Delaware corporation (the “Company”), took initial steps to align the Company’s cost structure to its current business needs. These steps will assist the Company’s cost control efforts as it focuses on maximizing the profitability of its core Salt and Plant Nutrition businesses while pursuing growth into the adjacent, high-value markets of lithium and next-generation fire retardants. Specifically, the Company eliminated 48.5 full-time employee (FTE) positions, representing approximately 16% of its corporate workforce. All employees whose positions were eliminated have been offered severance packages, including outplacement services. The Company expects to incur a charge in connection with these terminations of approximately $3.3 million in fiscal 2023, approximately $2.8 million of which will be recognized in the quarter ended March 31, 2023.

For full-year fiscal 2024, the Company believes these actions, along with the elimination of certain consulting and other overhead costs after fiscal 2023, will benefit its operating expenses and adjusted EBITDA in the range of $17 to $18 million per year.

This reduction in operating costs is the result of the Company’s efforts to right-size its cost structure. In the coming months, the Company intends to focus on thoroughly evaluating costs at its production and packaging sites to identify potential, additional cost-reduction opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: April 4, 2023	By:	/s/ Lorin Crenshaw
Name: Lorin Crenshaw
Title: Chief Financial Officer